EXHIBIT 99.1

Mid-Con Energy Partners, LP Announces First Quarter 2018 Operating and Financial Results

TULSA, May 2, 2018 – Mid-Con Energy Partners, LP (NASDAQ: MCEP) (“Mid-Con Energy” or the “Partnership”) announces operating and financial results for the first quarter ended March 31, 2018.

“The first quarter was extremely important for the Partnership as we executed on a number of transactions, reduced debt by an additional $9.8 million and continued lowering our leverage ratio,” commented Jeff Olmstead, our President and CEO.  He continued, “We raised an additional $15 million in convertible preferred equity, extended the maturity of our revolver to November 2020 and increased the borrowing base to $125 million, and acquired our first assets in our new Wyoming core area.  The Wyoming assets are important to future growth for the Partnership as they contain an existing waterflood unit that we believe has optimization potential, and a new potential grassroots waterflood unit with significant future upside development.  From a production standpoint, we were able to recover from downtime associated with winter weather in Texas and Oklahoma in the early part of the year.  We exited the quarter with March averaging 2,884 Boe/d.  This was up from the 4th quarter 2017 after adjusting for the sale of the Southern Oklahoma properties.  While we still have some legacy properties that are on secondary decline now, we have several units in Texas that are seeing an active waterflood response.  Combined with the potential for growth in our new assets in Wyoming, we are excited about the growth prospects for the remainder of the year. “

FIRST QUARTER 2018 SUMMARY AND RECENT EVENTS

•

Completed $15.0 million private offering (the “Offering”) of Class B Convertible Preferred Units on January 31, 2018, to investors led by John Goff. The Partnership used a portion of the net proceeds from this Offering to acquire assets in the Powder River Basin (“PRB Acquisitions”) and used the remaining proceeds of approximately $7.2 million to pay down debt.

•

Closed the PRB Acquisitions in January 2018 for an aggregate purchase price of approximately $9.6 million, subject to customary post-closing adjustments. The Partnership acquired approximately 2,974 MBoe in net proved reserves, with average daily production of 122 Boe/d as of the fourth quarter 2017.

•	Extended the maturity on the Partnership’s credit agreement by 2 years to November 2020, and increased the borrowing base to $125 million in January 2018.
•

Average daily production of 2,800 Boe/d, a decrease of 16.6% sequentially and 22.7% year-over-year. Sequential and year-over-year variance were primarily due to the December 2017 sale of Southern Oklahoma properties, which had average production for November 2017 of 513 Boe/d, and winter weather downtime in January. We exited the first quarter of 2018 with March average production of 2,884 Boe/d.

•	Realized prices per Boe, inclusive of cash settlements from matured derivatives and premiums paid, averaged $53.13/Boe, an increase of 11.7% sequentially and 24.4% year-over-year.
•	Reduced lease operating expenses (“LOE”) to $4.8 million, 2.4% lower sequentially and 3.8% lower year-over-year.
•	Net loss of $10.4 million in the first quarter of 2018, compared to net loss of $8.7 million sequentially and net income of $4.4 million year-over-year.
•	Resulting Adjusted EBITDA of $6.0 million, a 24.9% decrease sequentially and a 6.5% year-over-year.
•	As of March 31, we had $89.2 million in outstanding debt, a reduction of $9.8 million from the beginning of the year. Our Debt/EBITDA, as calculated by our credit agreement, was 3.34x. (1)
(1)

Our Credit Agreement calls for us to calculate our Leverage Covenant for the period beginning October 1, 2017 on an annualized basis until we reach September 30, 2018. At that point in time the calculation will return to a trailing-twelve-month test.

•	As of May 2, we had further reduced debt outstanding to $88.0 million.
•	The Partnership drilled one producing well, drilled one injection well, performed six recompletions and eight capital workovers, and converted two producing wells to injection.

The following table reflects selected unaudited operating and financial results for the first quarter of 2018, compared to the fourth quarter of 2017 and the first quarter of 2017. Mid-Con Energy’s unaudited consolidated financial statements are included at the end of this press release.

	Three Months Ended
	March 31,	December 31,	March 31,
($ in thousands)	2018	2017	2017
Average net daily production (Boe/d)(1)	2,800	3,359	3,622
Oil & natural gas sales plus cash settlements from matured derivatives, inclusive of premiums, net(2)	$13,388	$14,697	$13,921
Net income (loss)	$(10,418)	$(8,655)	$4,442
Adjusted EBITDA(3)	$6,049	$8,055	$6,469

(1) Production volumes in Boe equivalents calculated at a Btu conversion rate of six Mcf per Bbl.

(2) Net premiums include those incurred previously, or upon settlement, that are attributable to instruments that settled during the period.

(3) Non-GAAP financial measure. Please refer to the related disclosure and reconciliation of net income (loss) to Adjusted EBITDA included in this press release.

FIRST QUARTER 2017 RESULTS

Production - Production for the first quarter of 2018 was 252 MBoe, or 2,800 Boe/d. On a daily basis, this represented a 16.6% decrease sequentially and a 22.7% decrease year-over-year. The sequential and year-over-year decreases were primarily due to the sale of Southern Oklahoma properties in December 2017 (November average production of 513 Boe/d), January 2018 winter weather downtime in certain Texas and Oklahoma properties, and steeper than expected declines in certain Texas properties, partially offset by the Wheatland and PRB Acquisitions and continued positive waterflood response from two Texas properties as a result of injection. We exited the first quarter of 2018 with March average production of 2,884 Boe/d.

Price Realizations - Oil and natural gas sales were $14.7 million in the first quarter of 2018, or $58.38/Boe. On a per Boe basis, this represented a 15.1% increase sequentially and a 24.0% increase year-over-year. Cash settlements paid for matured derivatives, inclusive of net premiums, were $1.3 million in the first quarter of 2018, or $5.25/Boe. Cash settlements paid for matured derivatives, inclusive of net premiums, were $3.15/Boe in the fourth quarter of 2017. Cash settlements paid for matured derivatives, inclusive of net premiums were $4.39/Boe in the first quarter of 2017. The resulting realized prices, after incorporating cash settlements from matured derivatives, inclusive of net premiums, were $53.13/Boe in the first quarter of 2018, $47.56/Boe in the fourth quarter of 2017, and $42.70/Boe in the first quarter of 2017.

Lease Operating Expenses - LOE was $4.8 million in the first quarter of 2018, representing a 2.4% decrease from the fourth quarter of 2017 and a decrease of 3.8% from the first quarter of 2017. The sequential decrease in LOE is primarily due to the sale of Southern Oklahoma properties on December 22, 2017, partially offset by the acquisition of properties in Wyoming in January 2018. On a per Boe basis, LOE in the first quarter of 2018 of $19.05/Boe increased 19.7% sequentially and increased 24.4% year-over-year due to lower production from the sale of Southern Oklahoma properties in December 2017, partially offset by the acquisition of properties in Wyoming in January of 2018.

Production Taxes - Production taxes in the first quarter of 2018 were $0.9 million, or $3.46/Boe, reflecting an effective tax rate of 5.9%. Production taxes in the fourth quarter of 2017 were $1.0 million, or $3.09/Boe, for an effective tax rate of 6.1%. Production taxes in the first quarter of 2017 were $0.8 million, or $2.46/Boe, reflecting an effective tax rate of 5.2%. The increase in effective tax rate year-over-year was primarily due to the elimination of the Oklahoma Enhanced Oil Recovery tax credit in July 2017.

Impairment Expense – For the first quarter of 2018, we recorded $8.8 million of non-cash impairment expense. For the fourth quarter of 2017, we recorded $2.5 million of non-cash impairment expense. Impairment expense for the first quarter of 2018 was primarily due to persistent wellbore issues on Liberty properties in Texas. There was no impairment expense recorded for the first quarter 2017.

Depreciation, Depletion and Amortization Expenses (“DD&A”) - DD&A for the first quarter of 2018 was $3.4 million, or $13.65/Boe. On a per Boe basis, DD&A increased 9.2% from the fourth quarter of 2017 and decreased 8.6% from the first quarter of 2017. The sequential and year-over-year decrease in DD&A per Boe was largely due to increased reserves, reduced asset carrying values due to impairment in 2017 and decreased production volumes, partially offset by the net impact of the acquisitions and divestitures.

General and Administrative Expenses (“G&A”) - G&A for the first quarter of 2018 was $1.9 million, or $7.52/Boe, and included $0.2 million, or $0.95/Boe, of non-cash equity-based compensation expense related to the Partnership’s Long Term Incentive Program. G&A for the fourth quarter of 2017 was $1.2 million, or $3.99/Boe. G&A for the first quarter of 2017 was $1.8 million, or $5.60/Boe, and included $0.2 million, or $0.51/Boe, in non-cash equity-based compensation expense related to the Partnership’s Long Term Incentive Program. The sequential increase was primarily due to higher professional and public reporting expenses that historically occur during the first quarter, such as fees related to the year-end financial statements and reserves audits as well as expenses related to the Southern Oklahoma asset sale.

Net Interest Expense - Net interest expense for the first quarter of 2018 was $1.3 million compared to $1.9 million for the fourth quarter of 2017 and $1.4 million for the first quarter of 2017. Lower net interest expense, sequentially and year-over-year, is primarily due to lower debt outstanding, partially offset by increasing LIBOR and Prime borrowing rates. The average effective interest rate increased sequentially and year-over-year primarily due to an increase in the underlying market rate and an increase in the pricing grid on our line of credit.

Net Loss- For the first quarter of 2018, Mid-Con Energy reported a net loss of $10.4 million. Net loss per limited partner unit was $0.37 (basic and diluted) based on the weighted average limited partner units outstanding during the period of 30.2 million (basic and diluted). Net loss for the fourth quarter of 2017 was $8.7 million, or $0.30 (basic and diluted) per limited partner unit, based on a weighted average of 30.1 million (basic and diluted) limited partner units outstanding during the period. Net income for the first quarter of 2017 was $4.4 million, or per limited partner unit of $0.12 (basic) and $0.11 (diluted), based on a weighted average limited partner units of 29.9 million (basic) and 41.8 million (diluted). The negative sequential variance was primarily attributable to impairment. The negative variance year-over-year was primarily attributable to a greater loss on derivatives, lower production and higher impairment in the first quarter of 2018, partially offset by higher WTI prices and decreased total operating costs.

Adjusted EBITDA - Adjusted EBITDA, a non-GAAP measure, for the first quarter of 2018 was $6.0 million, or $23.81/Boe. Adjusted EBITDA was $26.07/Boe in the fourth quarter of 2017 and $19.84/Boe in the first quarter of 2017. The sequential decrease in Adjusted EBITDA, in aggregate and per Boe, was primarily due to lower production, and higher cash settlements from matured derivatives, including net premiums paid. The year-over-year increase in Adjusted EBITDA, on a per Boe basis, was primarily due to lower production from the sale of Southern Oklahoma properties in December 2017.

PRB ACQUISITIONS

In January 2018, Mid-Con closed the PRB Acquisitions for an aggregate purchase price of approximately $9.6 million, subject to customary post-closing adjustments. The PRB Acquisitions were funded through cash on hand and the Offering. Certain highlights of the acquisitions are:

•	Mid-Con Energy acquired ~44% average working interest
•	Properties include 50 producing wells, 27 injection wells, and ~31,400 HBP acres, all on a gross basis
•	Net total proved reserves as of December 31, 2017, were 2,974 MBoe (94% oil)
•	Net proved developed producing reserves as of December 31, 2017, were 673 MBoe (75% oil)
•	Average net daily production of 122 Boe/d (77% oil) calculated based on trailing three-month average ended December 31, 2017

CLASS B CONVERTIBLE PREFERRED UNITS

In conjunction with the PRB Acquisitions in January 2018, Mid-Con Energy closed its previously announced Offering of $15.0 million aggregate principal amount of Class B Convertible Preferred Units ("Preferred Units") to investors led by John Goff. The Partnership used net proceeds from the Offering to fund its PRB Acquisitions, and excess net proceeds were used for general partnership purposes, including repayment of borrowings outstanding under Mid-Con Energy's revolving credit facility.

The Preferred Units were issued at a price of $1.53 per Preferred Unit (the "Unit Purchase Price"). The Partnership will pay holders of the Preferred Units ("Holders") a cumulative, quarterly distribution in cash at an annual rate of 8.00% or, under certain circumstances, in additional Preferred Units, at an annual rate of 10.00%. At any time after the six-month anniversary and prior to August 11, 2021, each Holder may elect to convert all or any portion of such Holder's Preferred Units into common units representing limited partner interests in Mid-Con Energy on a one-for-one basis. On August 11, 2021, each Holder may elect to cause the Partnership to redeem all or any portion of such Holder's Preferred Units for cash at the Unit Purchase Price, and any remaining Preferred Units will thereafter be converted to common units on a one-for-one basis.

$125 MILLION BORROWING BASE AND EXTENSION OF CREDIT FACILITY

On January 31, 2018, the Partnership and its lenders executed Amendment 12 to the Partnership's credit agreement. The amendment increased the borrowing base of the Partnership's senior secured revolving facility to $125 million and extended the maturity to November 2020. Mid-Con Energy's next regularly scheduled bi-annual redetermination is expected to occur in or around May 2018.

LIQUIDITY

At May 2, 2018, the Partnership’s total liquidity of $36.8 million, consisted of $0.8 million of cash and $36.0 million of available borrowings under its revolving credit facility.

HEDGING SUMMARY

Mid-Con Energy enters into various commodity derivative contracts intended to achieve more predictable cash flows by reducing the Partnership’s exposure to short-term fluctuations in oil prices. We believe this risk management strategy will serve to secure a portion of our revenues and, by retaining some opportunity to participate in upward price movements, may also enable us to realize higher revenues during periods when prices rise.

As of May 2, 2018, the following table reflects volumes of Mid-Con Energy’s production hedged by commodity derivative contracts, with the corresponding prices at which the production is hedged:

OIL HEDGES	2Q18	3Q18	4Q18	1Q19	2Q19	3Q19	4Q19	1Q20	2Q20	3Q20
Collar Volume (Bbl/d)	1,484	1,141	1,141	—	—	—	—	—	—	—
Call Strike Price ($/Bbl)	$57.91	$52.42	$53.13	$—	$—	$—	$—	$—	$—	$—
Put Strike Price ($/Bbl)	$45.00	$43.57	$43.57	$—	$—	$—	$—	$—	$—	$—

WTI Swap Volume (Bbl/d)	564	510	467	1,938	1,798	1,720	1,664	1,646	1,607	1,554
Swap Price ($/Bbl)	$51.60	$54.81	$54.19	$56.24	$56.15	$56.10	$56.05	$55.17	$55.17	$54.06

Put Volume (Bbl/d)(1)	—	326	326	—	—	—	—	—	—	—
Put Strike Price ($/Bbl)(1)	$—	$45.00	$45.00	$—	$—	$—	$—	$—	$—	$—

Total Hedged Volume (Bbl/d)	2,048	1,977	1,934	1,938	1,798	1,720	1,664	1,646	1,607	1,554
Floor Strike Price ($/Bbl)	$46.82	$46.70	$46.38	$56.24	$56.15	$56.10	$56.05	$55.17	$55.17	$54.06
% Hedged(2)	73%	70%	69%	69%	64%	61%	59%	58%	57%	55%

(1) Deferred premium puts include premiums that are to be paid monthly as the contracts settle (refer to our SEC filings for additional details).

(2) Estimated percent hedged based on the mid-point of annual 2018 Boe production guidance, multiplied by an approximate 94% oil weighting based on first quarter 2018 reported production volumes.

2018 GUIDANCE

The following outlook is subject to all the cautionary statements and limitations described under the “Forward-Looking Statements” caption at the end of this press release. These estimates and assumptions reflect management’s best judgment based on current and anticipated market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control.

FY2018 Guidance as of 05/02/2018	2018
Net production (Boe/d)(1)	2,800 - 3,200
Lease operating expenses per Boe	$17.50 - $19.50
Production taxes (% of total revenue)	6.00% - 6.50%
Estimated capital expenditures	$12.0 MM

(1) Production volumes in Boe equivalents calculated at a rate of six Mcf per Bbl.

FIRST QUARTER 2018 CONFERENCE CALL

As announced on April 26, 2018, Mid-Con Energy’s management will host a conference call on Thursday, May 3, 2018, at 9:00 a.m. ET. Interested parties are invited to participate via telephone by dialing 1-877-847-5946 (Conference ID: 4599408) at least five minutes prior to the scheduled start time of the call, or via webcast by clicking on "Events & Presentations” in the investor relations section of the Mid-Con Energy website at www.midconenergypartners.com.

A replay of the conference call will be available through May 8, 2018, by dialing 1-855-859-2056 (Conference ID: 4599408). Additionally, a webcast archive will be available at www.midconenergypartners.com.

ABOUT MID-CON ENERGY PARTNERS, LP

Mid-Con Energy is a publicly held Delaware limited partnership formed in July 2011 to own, acquire, and develop producing oil and natural gas properties in North America, with a focus on Enhanced Oil Recovery. Mid-Con Energy’s core areas of operation are located in Oklahoma, Texas, and Wyoming. For more information, please visit Mid-Con Energy’s website at www.midconenergypartners.com.

FORWARD-LOOKING STATEMENTS

This press release includes “forward-looking statements” — that is, statements related to future, not past, events within meaning of the federal securities laws. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “estimate,” “intend,” “expect,” “plan,” “project,” “should,” “goal,” “forecast,” “guidance,” “could,” “may,” “continue,” “might,” “potential,” “scheduled,” “pursue,” “target,” “will” and the negative of such terms or other comparable terminology. These forward-looking statements involve certain risks and uncertainties and ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, you should refer to Mid-Con Energy’s filings with the Securities and Exchange Commission (“SEC”) available at www.midconenergypartners.com or www.sec.gov. Mid-Con Energy undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement and our SEC filings. Please see the risks and uncertainties detailed in the “Forward-Looking Statements” and “Risk Factors” sections of our Annual Report on Form 10-K for the year ended December 31, 2017, and in other documents and reports we file from time to time with the SEC.

Mid-Con Energy Partners, LP and subsidiaries

Consolidated Balance Sheets

(in thousands, except per unit data)

	March 31, 2018	December 31, 2017
ASSETS
Current assets
Cash and cash equivalents	$612	$1,832
Accounts receivable
Oil and natural gas sales	5,028	5,262
Other	469	103
Prepaid expenses and other	497	166
Assets held for sale, net	430	2,058
Total current assets	7,036	9,421
Property and equipment
Oil and natural gas properties, successful efforts method
Proved properties	352,822	335,796
Unproved properties	397	369
Other property and equipment	427	427
Accumulated depletion, depreciation, amortization and impairment	(141,294)	(129,101)
Total property and equipment, net	212,352	207,491
Other assets	1,947	2,451
Total assets	$221,335	$219,363

LIABILITIES, CONVERTIBLE PREFERRED UNITS AND EQUITY
Current liabilities
Accounts payable
Trade	$799	$593
Related parties	1,406	1,631
Derivative financial instruments	5,652	4,252
Accrued liabilities	384	603
Liabilities related to assets held for sale	—	77
Total current liabilities	8,241	7,156
Derivative financial instruments	1,325	666
Long-term debt	89,238	99,000
Other long-term liabilities	64	70
Asset retirement obligations	16,001	10,249
Commitments and contingencies
Class A convertible preferred units - 11,627,906 issued and outstanding, respectively	20,819	20,534
Class B convertible preferred units - 9,803,921 and 0 issued and outstanding, respectively	14,468	—
Equity, per accompanying statements
General partner	(695)	(572)
Limited partners - 30,305,628 and 30,090,463 units issued and outstanding, respectively	71,874	82,260
Total equity	71,179	81,688
Total liabilities, convertible preferred units and equity	$221,335	$219,363

(Unaudited)

Mid-Con Energy Partners, LP and subsidiaries

Consolidated Statements of Operations

(in thousands, except per unit data)

(Unaudited)

	Three Months Ended
	March 31,
	2018	2017
Revenues
Oil sales	$14,544	$14,955
Natural gas sales	168	396
(Loss) gain on derivatives, net	(3,382)	3,132
Total revenues	11,330	18,483
Operating costs and expenses
Lease operating expenses	4,801	4,992
Oil and natural gas production taxes	872	802
Impairment of proved oil and natural gas properties	8,751	—
Depreciation, depletion and amortization	3,441	4,869
Dry holes and abandonments of unproved properties	88	—
Accretion of discount on asset retirement obligations	153	108
General and administrative	1,894	1,826
Total operating costs and expenses	20,000	12,597
Loss on sales of oil and natural gas properties, net	(400)	—
(Loss) income from operations	(9,070)	5,886
Other (expense) income
Interest income	2	3
Interest expense	(1,339)	(1,450)
(Loss) gain on settlements of asset retirement obligations	(11)	3
Total other expense	(1,348)	(1,444)
Net (loss) income	(10,418)	4,442
Less: Distributions to preferred unitholders	1,016	798
Less: General partner's interest in net (loss) income	(123)	53
Limited partners' interest in net (loss) income	$(11,311)	$3,591
Limited partners' interest in net (loss) income per unit
Basic	$(0.37)	$0.12
Diluted	$(0.37)	$0.11
Weighted average limited partner units outstanding
Limited partner units (basic)	30,176	29,927
Limited partner units (diluted)	30,176	41,837

Mid-Con Energy Partners, LP and subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Three Months Ended March 31,
	2018	2017
Cash Flows from Operating Activities
Net (loss) income	$(10,418)	$4,442
Adjustments to reconcile net (loss) income to net cash provided by operating activities
Depreciation, depletion and amortization	3,441	4,869
Debt issuance costs amortization	154	336
Accretion of discount on asset retirement obligations	153	108
Impairment of proved oil and natural gas properties	8,751	—
Dry holes and abandonments of unproved properties	88	—
Loss (gain) on settlements of asset retirement obligations	11	(3)
Cash paid for settlements of asset retirement obligations	(27)	(9)
Mark to market on derivatives
Loss (gain) on derivatives, net	3,382	(3,132)
Cash settlements paid for matured derivatives	(1,324)	(156)
Cash premiums paid for derivatives	—	(1,274)
Loss on sales of oil and natural gas properties	400	—
Non-cash equity-based compensation	239	165
Changes in operating assets and liabilities
Accounts receivable	234	427
Other receivables	(280)	233
Prepaids and other	(331)	99
Accounts payable - trade and accrued liabilities	319	617
Accounts payable - related parties	(357)	(1,904)
Net cash provided by operating activities	4,435	4,818
Cash Flows from Investing Activities
Acquisitions of oil and natural gas properties	(8,899)	(134)
Additions to oil and natural gas properties	(1,465)	(2,167)
Additions to other property and equipment	—	(7)
Proceeds from sales of oil and natural gas properties	1,151	—
Net cash used in investing activities	(9,213)	(2,308)
Cash Flows from Financing Activities
Proceeds from line of credit	2,000	—
Payments on line of credit	(11,762)	(1,500)
Offering costs	—	(70)
Debt issuance costs	(651)	—
Proceeds from sale of Class B convertible preferred units, net of offering costs	14,971	—
Distributions to Class A convertible preferred units	(1,000)	(500)
Net cash provided by (used in) financing activities	3,558	(2,070)
Net (decrease) increase in cash and cash equivalents	(1,220)	440
Beginning cash and cash equivalents	1,832	2,359
Ending cash and cash equivalents	$612	$2,799

NON-GAAP FINANCIAL MEASURES

This press release, the financial tables and other supplemental information include “Adjusted EBITDA,” which is a non-generally accepted accounting principles (“Non-GAAP”) measure used by our management to describe financial performance with external users of our financial statements.

The Partnership believes the Non-GAAP financial measure described above is useful to investors because it is used by many companies in its industry as a measurement of financial performance and is commonly employed by financial analysts and others to evaluate the financial performance of the Partnership and to compare the financial performance of the Partnership with the performance of other publicly traded partnerships within its industry.

Adjusted EBITDA should not be considered an alternative to net income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

Adjusted EBITDA is defined as net income (loss) plus (minus):

•	Interest expense, net;
•	Depreciation, depletion and amortization;
•	Accretion of discount on asset retirement obligations;
•	(Gain) loss on derivatives, net;
•	Cash settlements received (paid) for matured derivatives, net;
•	Cash settlements received (paid) for early terminations of derivatives, net;
•	Cash premiums received (paid) for derivatives, net;
•	Cash premiums received (paid) at inception of derivatives, net;
•	Impairment of proved oil and natural gas properties;
•	Impairment of proved oil and natural gas properties held for sale;
•	Dry holes and abandonments of unproved properties;
•	Non-cash equity-based compensation; and
•	(Gain) loss on sales of oil and natural gas properties, net.

Mid-Con Energy Partners, LP and subsidiaries

Reconciliation of Net Income (Loss) to Adjusted EBITDA

(in thousands)

(Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2018	2017	2017
Net income (loss)	$(10,418)	$(8,655)	$4,442
Interest expense, net	1,337	1,854	1,447
Depreciation, depletion and amortization	3,441	3,863	4,869
Accretion of discount on asset retirement obligations	153	134	108
Impairment of proved oil & natural gas properties	8,751	2,224	—
Impairment of proved oil & natural gas properties held for sale	—	296	—
Dry holes and abandonments of unproved properties	88	—	—
Loss (gain) on derivatives, net	3,382	4,861	(3,132)
Cash settlements paid for matured derivatives, net	(1,324)	(893)	(156)
Cash settlements received (paid) for early termination of derivatives	—	435	—
Cash premiums paid for derivatives, net	—	(39)	(1,274)
Non-cash equity-based compensation	239	25	165
Loss on sales of oil and natural gas properties	400	3,950	—
Adjusted EBITDA	$6,049	$8,055	$6,469

INVESTOR RELATIONS CONTACT

IR@midcon-energy.com

(918) 743-7575